Exhibit 99.1

For Immediate Release Contact: Cindy McCann VP of Investor Relations 512.542.0204

Whole Foods Market Reports First Quarter Results
Sales Increase 22% to $1.7 Billion; Net Income Increases 26% to $58.3 Million;
Company Returns $316 Million to Shareholders in Dividends Fiscal Year to Date

February 8, 2006.  Whole Foods Market, Inc. (NASDAQ: WFMI) today reported sales and earnings for the 16-week quarter ended January 15, 2006.  All references to shares outstanding and per share amounts are adjusted to reflect a two-for-one stock split completed on December 27, 2005.

For the quarter, sales increased 22% to $1.7 billion.  Net income increased 26% to $58.3 million, diluted earnings per share increased 17% to $0.40, operating cash flow per share was $0.61, and Economic Value Added (EVA) improved $8.7 million to $16.3 million.  These results include approximately $1.1 million in share-based compensation expense.

Store Returns for the Quarter	Average Size	Average Comps	NOPAT ROIC	# of Comp Stores

Stores over 11 years old	29,600	9.1%	67%	40
Stores between eight and 11 years old	28,300	10.0%	76%	35
Stores between five and eight years old	31,600	12.2%	50%	39
Stores between two and five years old	33,600	13.3%	28%	34
Stores less than two years old (including relocations)	45,800	32.3%	11%	16

Stores in comparable store base	32,200	13.0%	42%	164
All stores	33,600		34%	178

“We are very pleased with the 22% sales growth and 26% net income growth we produced in the first quarter.  Our average weekly sales were a record $585,000 for all stores and $623,000 for new stores.  Our 13% comparable store sales growth this quarter marked our ninth consecutive quarter of double-digit comparable store sales growth, and despite the fact that our average store size continues to grow, our annualized sales per gross square feet increased to an all-time high of just over $900,” said John Mackey, chairman, chief executive officer, and co-founder of Whole Foods Market.  “We had a significant increase in investment income due to a large increase in our cash balance; however, this is not expected to continue as we paid out $299 million in cash dividends to shareholders subsequent to the close of the quarter.  Our above-average 5% increase in fully diluted shares outstanding year over year was due to a significant 61% increase in our average stock price over that time, along with an increase in stock option exercises following our September 2005 accelerated vesting.”

	Five-Year Range		Five-Year Average	1Q06

Historical and YTD Performance	Low	High

Sales growth	17.0%	23.6%	20.7%	21.8%
Comparable store sales growth	8.6%	14.9%	11.1%	13.0%
Two-year comps (sum of two years)	17.8%	27.8%	21.4%	24.4%
Weighted average square footage growth	9%	17%	14%	15%

The 22% increase in first quarter sales was due to 15% weighted average square footage growth and comparable store sales growth of 13.0%.  The increase in comparable store sales was due to a 7% increase in the number of customer transactions and a 6% increase in the average value per transaction.  Sales in identical stores (excluding two relocated stores) increased 12.0% for the quarter.  Comparable and identical store sales exclude the Company’s two stores in New Orleans and Metairie, as they were not fully operational during the quarter due to damage from Hurricane Katrina.

	Five-Year Range		Five-Year Average	1Q06

Historical and YTD Performance	Low	High

Gross profit	34.2%	35.1%	34.7%	34.5%
Direct store expenses	25.2%	26.0%	25.4%	25.5%
G&A	3.1%	3.6%	3.3%	3.1%

Gross profit consists of sales less cost of goods sold and occupancy costs plus the contribution from non-retail distribution and food preparation operations.  Gross profit decreased seven basis points to 34.5% of sales, within the Company’s five-year range of 34.2% to 35.1%.  Due to seasonality, the Company’s gross margin is typically lower in the first quarter than in the remaining three quarters of the year, ranging from 33.9% to 34.6% over the past five years.  For the stores in the comparable store base, gross profit improved 31 basis points to 34.9% of sales.

Direct store expenses were flat at 25.5% of sales, within the Company’s five-year range of 25.2% to 25.5%.  For the stores in the comparable store base, direct store expenses decreased 41 basis points to 25.0% of sales.

Including $1.0 million in share-based compensation expense, G&A expenses increased ten basis points to 3.1% of sales, within the Company’s five-year range of 3.1% to 3.6% of sales.  Of the share-based compensation expense, approximately $900,000 was related to executive officer stock options for which the vesting was not accelerated.

Pre-opening and relocation costs were $8.5 million versus $6.6 million in the prior year.  Of the $8.5 million, approximately $2.4 million was pre-opening rent and approximately $1.4 million was accelerated depreciation.  Additionally, the total includes approximately $900,000 of pre-opening expenses related to the re-opening of the Company’s two New Orleans-area stores.

Year over year, interest expense declined $1.7 million to approximately $3,000, and investment and other income increased $4.9 million to $6.1 million. Cash and cash equivalents, including restricted cash, increased approximately $246 million to $508 million at the end of the first quarter, and total long-term debt decreased $86 million to approximately $15 million.  During the quarter, roughly 2.9 million stock options were exercised, and the Company received proceeds from the issuance of stock of approximately $130 million.  In addition, holders of the Company’s Zero Coupon Convertible Debentures voluntarily converted approximately 7,000 bonds into 145,000 shares of common stock resulting in a $3.6 million decrease in the convertible debentures to $9.3 million at the end of the first quarter. On January 23, 2006, subsequent to the end of the first quarter, the Company paid shareholders approximately $299 million in cash dividends.

Including $1.1 million in share-based compensation expense, net income increased 26% to $58.3 million or 3.5% of sales from $46.2 million or 3.4% of sales last year, and fully diluted earnings per share increased 17% to $0.40.

Weighted average fully diluted shares outstanding increased 5% year over year due to an increase in stock option exercises following the Company’s September 2005 accelerated vesting date and a 61% increase in the Company’s average stock price.

Capital expenditures in the quarter were $69 million of which $35 million was for new stores and $34 million was for remodels and other.  During the quarter, the Company produced cash flow from operations of $88 million, received $130 million in proceeds from the issuance of stock, and paid approximately $17 million to shareholders in cash dividends.

New Store Development
In the first quarter, the Company opened five new stores in Atlanta, GA; Jericho, NY; West Palm Beach, FL; West Hartford, CT; and Denver, CO.  So far in the second quarter, the Company has relocated one store in Alexandria, VA, re-opened its New Orleans store, and acquired one small store in Portland, ME which the Company plans to relocate to a larger store currently in development.  The Company expects to open two additional stores and re-open the Metairie, LA store during the second quarter.  As of today, the Company has opened 18 new stores over the last twelve months.

The Company continues to add to its store development pipeline with the recent signing of 10 new store leases representing a total of approximately 535,000 square feet which are as follows:  Northbrook, IL (60,000 s.f.); Seattle, WA (46,000 s.f.); Wellington, FL (50,000 s.f.); Sonoma, CA (29,000 s.f.); Chicago, IL (80,000 s.f.); Honolulu, HI (67,000 s.f.); Philadelphia, PA (60,000 s.f.); Napa, CA (35,000 s.f.); Richmond, VA (60,000 s.f.); and Reno, NV (50,000 s.f.).  The following table provides additional information about the Company’s current store development pipeline for stores scheduled to open through fiscal year 2009.

Store Development Pipeline	2/8/06	2/9/05	% Change

Number of stores in development	72	58	24%
Average size (gross square feet)	55,000	50,000	9%
As a percentage of existing store average size	163%	159%	—
Total square footage under development	4,000,000	2,930,000	36%
As a percentage of existing square footage	66%	56%	—

Growth Goals for Fiscal Year 2006 and Beyond
For the last five fiscal years, the Company has produced average sales growth, comparable store sales growth, and weighted average square footage growth of 21%, 11% and 14%, respectively.  Based on the Company’s strong sales trends over the last few years and its 4.0 million square feet under development, the Company’s goal is to reach $12 billion in sales by 2010.

For fiscal year 2006, the Company is reiterating its previously stated guidance.  The Company still expects sales growth of 18% to 21% driven by comparable store sales growth of 8% to 11% and weighted average square footage growth in line with its 14% average.

The Company continues to believe that it will produce earnings growth through sales growth rather than through significant operating margin leverage and that its historical results are the best indicator of future results; however, due to fluctuations in the number of new store openings each year and quarter over quarter, there could be some negative impact on store contribution, as new stores generally have lower gross margins and higher direct store expenses than more mature stores.

The Company continues to expect pre-opening and relocation costs for fiscal year 2006 to be slightly higher than the amount incurred in fiscal year 2005.  For fiscal year 2006, this includes approximately $6 million to $7 million in accelerated depreciation and closure costs related primarily to stores and facilities scheduled for relocation in fiscal year 2007 and approximately $18 million in pre-opening rent, of which more than half is related to new stores expected to open in fiscal year 2007.   The Company still expects average pre-opening costs per new store in the range of $1.7 million to $2.0 million. On a quarterly basis, the Company continues to expect pre-opening and relocation expense to be fairly even throughout the first three quarters of fiscal year 2006 and then ramp up in the fourth quarter due to an anticipated higher number of new store openings in fiscal year 2007.

Capital expenditures are still expected to be in the range of $340 million to $360 million of which approximately 60% is related to new stores.

The Company still expects an annualized tax rate of approximately 40% for fiscal year 2006.  Excluding the $16.5 million in costs relating to Hurricane Katrina in fiscal year 2005 and share-based compensation expense in fiscal years 2005 and 2006, and using a 40% tax rate in both years, the Company expects diluted earning per share growth to be slightly less than the Company’s guidance range for sales growth of 18% to 21%.  This is due to an estimated increase of approximately 5% to 6% in diluted shares outstanding resulting from the expected year-over-year increase in stock price and stock option exercises.  The expected fully or partially offsetting impact of higher investment income on the increased cash balance will not be realized because of the Company’s announced intent to pay more than $360 million in cash dividends to shareholders in fiscal year 2006, $316 million of which has already been paid out year to date.

The Company began expensing share-based compensation this quarter. In the second quarter, the Company expects share-based compensation to be in line with the first quarter on an average weekly basis and then increase to approximately $2 million to $3 million in the third and fourth quarters following the Company’s annual grant date early in the third quarter, when the majority of options are granted.  The Company has stated its current intention to keep its broad-based stock option program in place but, going forward, limit the number of shares granted in any one year so that quarterly net income dilution from share-based compensation expense will ramp up but not exceed 10% over time. The Company believes this strategy is best aligned with its stakeholder philosophy because it limits future earnings dilution from options while at the same time retains the broad-based stock option plan, which it believes is important to team member morale, its unique corporate culture and its success.

About Whole Foods Market:  Founded in 1980 in Austin, Texas, Whole Foods Market® is a Fortune 500 company and the largest natural and organic foods retailer.  The Company had sales of $4.7 billion in fiscal year 2005 and currently has 181 stores in the United States, Canada and the United Kingdom.

The following constitutes a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995.  Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, which could cause our actual results to differ materially from those described in the forward looking statements.  These risks include but are not limited to general business conditions, the timely development and opening of new stores, the impact of competition, and other risks detailed from time to time in the Company’s SEC reports, including the reports on Form 10-K and 10-K/A Amendment No. 1 for the fiscal year ended September 25, 2005.  The Company does not undertake any obligation to update forward-looking statements.

The Company will host a conference call today to discuss this earnings announcement at 4:00 p.m. CT.  The dial in number is 1-800-540-0559 and the conference ID is “Whole Foods.”  A simultaneous audio webcast will be available at www.wholefoodsmarket.com.

Whole Foods Market, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Sixteen weeks ended

	January 15, 2006	January 16, 2005

Sales	$1,666,953	$1,368,328
Cost of goods sold and occupancy costs	1,092,018	895,486
Gross profit	574,935	472,842
Direct store expenses	424,438	348,380
Store contribution	150,497	124,462
General and administrative expenses	50,889	40,401
Pre-opening and relocation costs	8,491	6,599
Operating income	91,117	77,462
Other income (expense):
Interest expense	(3)	(1,708)
Investment and other income	6,082	1,194
Income before income taxes	97,196	76,948
Provision for income taxes	38,878	30,778
Net income	$58,318	$46,170
Basic earnings per share	$0.42	$0.37
Weighted average shares outstanding	137,532	125,588
Diluted earnings per share	$0.40	$0.34
Weighted average shares outstanding, diluted basis	145,317	138,026
Dividends per share	$2.15	$0.10

A reconciliation of the numerators and denominators of the basic and diluted earnings per share calculations follows (in thousands):

	Sixteen weeks ended

	January 15, 2006	January 16, 2005

Net income (numerator for basic earnings per share)	$58,318	$46,170
Interest on 5% zero coupon convertible subordinated debentures, net of income taxes	102	1,393
Adjusted net income (numerator for diluted earnings per share)	$58,420	$47,563
Weighted average common shares outstanding (denominator for basic earnings per share)	137,532	125,588
Potential common shares outstanding:
Assumed conversion of 5% zero coupon convertible subordinated debentures	428	6,152
Assumed exercise of stock options	7,357	6,286
Weighted average common shares outstanding and potential additional common shares outstanding (denominator for diluted earnings per share)	145,317	138,026
Basic earnings per share	$0.42	$0.37
Diluted earnings per share	$0.40	$0.34

Whole Foods Market, Inc.
Consolidated Balance Sheets
January 15, 2006 and September 25, 2005
(In thousands)

Assets	2006	2005

Current assets:
Cash and cash equivalents	$458,554	$308,524
Restricted cash	49,033	36,922
Trade accounts receivable	74,914	66,682
Merchandise inventories	196,769	174,848
Deferred income taxes	27,966	39,588
Prepaid expenses and other current assets	43,666	45,965
Total current assets	850,902	672,529
Property and equipment, net of accumulated depreciation and amortization	1,078,183	1,054,605
Goodwill	112,743	112,476
Intangible assets, net of accumulated amortization	21,876	21,990
Deferred income taxes	25,030	22,452
Other assets	5,526	5,244
Total assets	$2,094,260	$1,889,296

Liabilities And Shareholders’ Equity	2006	2005

Current liabilities:
Current installments of long-term debt and capital lease obligations	$5,864	$5,932
Trade accounts payable	108,217	103,348
Accrued payroll, bonus and other benefits due team members	140,452	126,981
Dividends payable	299,000	17,208
Other current liabilities	166,087	164,914
Total current liabilities	719,620	418,383
Long-term debt and capital lease obligations, less current installments	9,400	12,932
Deferred rent liability	95,700	91,775
Other long-term liabilities	—	530
Total liabilities	824,720	523,620
Shareholders’ equity:
Common stock, no par value, 300,000 shares authorized; 139,080 and 136,017 shares issued; 138,928 and 135,908 shares outstanding in 2006 and 2005, respectively	1,018,740	874,972
Accumulated other comprehensive income	5,038	4,405
Retained earnings	245,762	486,299
Total shareholders’ equity	1,269,540	1,365,676
Commitments and contingencies
Total liabilities and shareholders’ equity	$2,094,260	$1,889,296

Whole Foods Market, Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Sixteen weeks ended

	January 15, 2006	January 16, 2005

Cash flows from operating activities
Net income	$58,318	$46,170
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	46,399	39,667
Loss on disposition of assets	494	515
Share-based compensation	1,131	—
Deferred income tax expense (benefit)	(6,656)	(1,943)
Excess tax benefit related to exercise of employee stock options	(30,728)	9,199
Interest accretion on long-term debt	167	2,269
Deferred rent	3,101	3,481
Other	(5)	1,800
Net change in current assets and liabilities:
Trade accounts receivable	(8,232)	2,775
Merchandise inventories	(22,921)	(13,297)
Prepaid expense and other current assets	(3,352)	1,082
Trade accounts payable	4,869	4,309
Accrued payroll, bonus and other benefits due team members	13,471	13,109
Other accrued expenses	32,871	12,452
Net cash provided by operating activities	88,927	121,588
Cash flows from investing activities
Development costs of new store locations	(35,330)	(55,663)
Other property, plant and equipment expenditures	(33,737)	(29,403)
Increase in restricted cash	(12,111)	(10,052)
Other investing activities	(884)	—
Net cash used in investing activities	(82,062)	(95,118)
Cash flows from financing activities
Dividends paid	(17,063)	(9,416)
Issuance of common stock	129,556	12,765
Excess tax benefit related to exercise of employee stock options	30,728	—
Payments on long-term debt and capital lease obligations	(56)	(84)
Net cash provided by financing activities	143,165	3,265
Net increase in cash and cash equivalents	150,030	29,735
Cash and cash equivalents at beginning of period	308,524	194,747
Cash and cash equivalents at end of period	$458,554	$224,482
Supplemental disclosure of cash flow information:
Interest paid	$248	$364
Federal and state income taxes paid	$5,262	$13,070
Non-cash transactions:
Conversion of convertible debentures into common stock	$3,656	$70,502

Whole Foods Market, Inc.
Non-GAAP Financial Measures (unaudited)
(In thousands)

          In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides information regarding Economic Value Added (“EVA”) in the press release as additional information about its operating results.  This measure is not in accordance with, or an alternative to, GAAP.  The Company’s management believes that this presentation provides useful information to management, analysts and investors regarding certain additional financial and business trends relating to its results of operations and financial condition.  In addition, management uses this measure for reviewing the financial results of the Company and for incentive compensation and capital planning purposes. The following is a tabular reconciliation of this non-GAAP financial measure to GAAP net income, which the Company believes to be the most directly comparable GAAP financial measure.

	Sixteen weeks ended

	January 15, 2006	January 16, 2005

EVA
Net income	$58,318	$46,170
Provision for income taxes	38,878	30,778
Interest expense and other	4,516	2,995
NOPBT	101,712	79,943
Income taxes (40%)	40,685	31,977
NOPAT	61,027	47,966
Capital Charge	44,767	40,407
EVA	$16,260	$7,559